Exhibit 10.23

TVARDI THERAPEUTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted April 17, 2025

Equity Compensation:

•

Initial option grant upon joining the board: 12,000 shares (provided that for 2025, directors will only receive the initial grant and will not receive the annual grant at the 2025 Annual Meeting of Stockholders)

•	Annual option grant on the date of each annual meeting of stockholders (for directors continuing as directors following the annual meeting): 6,000 shares

The initial option grant will vest over three years in 12 equal quarterly installments, from the date of appointment, subject to the director’s continued service as a director through each such vesting date.

Each annual option grant will vest on the earlier of (1) the one year anniversary of the date of grant and (2) immediately prior to the next annual meeting of stockholders following the date of grant, in each case, subject to the director’s continued service as a director through such date.

Cash Compensation:

•	Annual board retainer fee - $40,000
•	Chairperson or Lead Independent Director (if any) fee - $30,000
•	Audit Committee
o	Chairperson fee (including member fee) - $15,000
o	Member fee - $7,500
•	Compensation Committee
o	Chairperson fee (including member fee) - $12,000
o	Member fee - $6,000
•	Nominating and Corporate Governance Committee
o	Chairperson fee (including member fee) - $10,000
o	Member fee - $5,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the board of directors or applicable committee.

Reimbursement of Expenses:

The Company will reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.